CORONAVIRUS

3 Critical COVID-19 Patients Received Experimental Stem Cell Treatment in Miami. It Worked

GISELLE BALIDO

ORIGINALLY PUBLISHED
MAY 7, 2020 11:30 AM EDT



Three patients treated in Miami with the experimental stem cell treatment improved, according to the doctors.
Image via Shutterstock

At this time, a clinical trial for a long-term study on the effects of this therapy is being reviewed by the Food and Drug Administration.

Doctors at Baptist Health South Florida, a faith-based, not-for-profit health care organization and clinical care network in southern Florida, reported being "very excited" after successfully treating three critically ill coronavirus patients with an experimental stem cell treatment. The stem cells used in the treatment were grown by RESTEM, a biotechnology company based in California, from umbilical cord tissue.

"I'm very excited about this treatment because I really think it is going to work," Dr. Javier Pérez-Fernández, critical care director at Baptist Health, told the Miami Herald. "And if it works as we expect, it's going to change dramatically the way we treat these patients." However, the doctors emphasized that the treatment has not yet gone through a clinical trial.

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After receiving individual emergency approvals by the Food and Drug Administration (FDA), the team began choosing candidates for the treatment. The three patients with coronavirus chosen by the doctors in partnership with RESTEM had been intubated for at least a day.

The frozen stem cells were then sent to Florida from California and given to the patients intravenously. The results were promising: all three began to improve in a matter of days, the doctors reported. As of last Thursday, two of the patients have been discharged from the intensive care unit, while the third was reported recovering at the time.

How Does the Treatment Work?

Doctors explained that in some COVID-19 patients, the body overreacts by trying to keep itself in balance, which can damage the lungs and heart. The stem cells help the body return to a healthy state of balance, or homeostasis.

"It's practically injecting an army of cells that can fight some of the most severe complications of the virus infection," says Dr. Camillo Ricordi, a University of Miami (UM) professor and stem cell therapy researcher. He explained that stem cells have the capability to become specialized cells that sometimes repair damage. The type taken from the umbilical cord could provide enough stem cells to treat over 10,000 patients.

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At this time, a clinical trial for a long-term study on the effects of this therapy is being reviewed by the FDA. And while it's still unclear how long it could take until it is approved to treat COVID-19 patients, after seeing the results of small studies in China and Israel, Dr. Ricordi said he is "very optimistic."

A Matter of Time

As the FDA conducts its trial for the treatment, Guenther Koehne, deputy director and chief of blood and marrow transplant at Baptist Health's Miami Cancer Institute, says that when it comes to treating patients with COVID-19, time is of the essence. "My short-term answer would be don't wait for too long because once you have irreversible lung damage, you will not see the result that's expected," Koehne said.

CORONAVIRUS FLORIDA RESTEM



Giselle Balido is our Florida Editor. She writes about politics, the economy, environmental and social justice, and all things Latino. A published author, Giselle was born in Havana and grew up in New Jersey and Miami. She is passionate about equality, books, and cats.

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